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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

               THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 27, 1998 (the "Agreement"), between Sunterra Corporation (f.k.a. Signature Resorts, Inc.), a Maryland corporation (the "Company"), and Michael A. Depatie (the "Executive"), amends and restates that Employment Agreement, dated September 27, 1996 (the "1996 Agreement"), between the Company and the Executive.

                                    RECITALS

          WHEREAS, the initial two (2) year term of the Agreement expires on November 18, 1998, and unless terminated by the Executive or the Company prior to September 1, 1998, the Agreement automatically renews on the terms set forth therein for a second two-year period commencing November 18, 1998; and

          WHEREAS, the Company wishes to retain the services of the Executive as Chief Financial Officer, extend the term of the 1996 Agreement and amend and restate the 1996 Agreement as set forth herein; and

          WHEREAS, the Executive wishes to continue his employment with the Company, extend the term of the 1996 Agreement and amend and restate the 1996 Agreement as set forth herein; and

          WHEREAS, this Agreement amends and restates the 1996 Agreement in its entirety and, upon the execution hereof by the Company and the Executive, the 1996 Agreement shall be, as of the date of this Agreement, immediately terminated, of no further force or effect and replaced in its entirety by this Agreement.

                      THE PARTIES HEREBY AGREE AS FOLLOWS,

          1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

          2. Term. The employment of the Executive by the Company commenced on November 18, 1996 and will continue until 12:01 a.m. on November 18, 2000 (the "Expiration Date") unless automatically extended or sooner terminated as hereinafter provided (such period, the "Employment Period"). Unless terminated by the Executive or the Company pursuant to the terms of the Agreement prior to September 1, 2000, this Agreement shall automatically renew on the terms set forth herein for an additional two-year period. If so renewed, no later than September 1, 2002, the Company shall notify the Executive with written notice as to whether the Company intends to further renew or extend the Agreement (including proposals for such further renewal which the Executive may accept, reject or negotiate, at his discretion).



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          3. Position, Duties and Responsibilities.

               (a) Position. The Executive hereby agrees to serve as Executive Vice President and Chief Financial Officer of the Company, reporting directly to the President of the Company, or such other senior executive officer of the Company as determined by the Company Board of Directors (the "Board"). The Executive shall devote his best efforts and substantially full business time and attention to the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the Board of Directors of the Company. The Company shall retain full direction and control of the means and methods by which the Executive performs his services thereto. Both the Executive and the Company agree that the nature and scope of the Executive's responsibility and authority will be consistent with being the Executive Vice President and Chief Financial Officer of a public company, as described in more detail herein. In no order of priority, the following are the Executive's primary responsibilities and duties:

               1. To work closely with the Company's executive level senior-most officers to structure strategic initiatives, including acquisitions, and to analyze the financial impact of such initiatives; and to participate actively in the negotiations thereof and oversee the completion of such initiatives.

               2. To maintain a current understanding of the Company's progress in achieving stated financial goals and objectives (i.e., internal and Wall Street estimates) relative to applicable Company projections and budgets prepared by others.

               3. To serve as the primary point of contact for investor relations and investment banking, research and analyst communications; to participate in investor and analyst meetings and conferences; to coordinate press releases, quarterly and annual filings; and to coordinate the design and preparation of the Company's annual shareholders' report; and to be involved in such other similar matters with the assistance of Company counsel.

               4. To analyze and structure the Company's capital base, including, without limitation, coordinating and implementing equity and debt initiatives such as follow-on offerings, lines of credit and securitization programs; and, generally, to manage the Company's commercial banking relationships and lines of credit.

               5. To develop and oversee cash management policies.

               6. To oversee the Company's policies and procedures respecting employee purchases and sales of the Company's stock and the exercise of its stock options.

               7. To oversee the Company's treasury function, with the assistance of appropriate personnel.



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               8. To oversee the Company's insurance and risk management
               program, with the assistance of appropriate personnel.

               9. To cooperate with and assist the Company in the search for and training of a to-be-hired member of the Company's management team who will report to the Executive and will have primary responsibility of overseeing the Company's internal accounting, administration, and financial reporting and control functions, including systems, SEC financial reporting, internal audits, corporate budgeting, tax planning, and risk management functions (the "Administration Executive") . Commencing on the date that the Administration Executive commences employment at the Company (the "Administration Executive Employment Date"), the Executive shall cooperate with the Company's management to introduce such newly hired individual to each of the Company's Wall Street analysts, the Company's auditors, major shareholders and other important individuals or entities determined by the Company, by means of either mini road show(s), one on one meetings and/or conference calls.

               10. To carry out such other customary duties and responsibilities of an executive vice president and chief financial officer of a public company.

The Company recognizes that to accomplish these responsibilities, the Executive will require full cooperation and extensive interaction with Company's executive level senior-most officers, the Company's controller and accounting department, as well as the use of reasonably necessary staff resources dedicated exclusively to assisting the Executive in discharging his duties.

               (b) Place of Employment. During the term of this Agreement, the Executive shall perform the services required by this Agreement at the Company's place of business in the San Francisco Bay area; provided, however, that the Company will require the Executive to travel extensively to other locations on the Company's business.

               (c) Other Activities. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), the Executive, during the Employment Period, will not (i) accept any other employment, (ii) serve on the board of directors or similar body of any other business entity (except as otherwise set forth below), or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its affiliates, (iv) formally search for or formally explore post-Company employment opportunities, or (v) entertain inquiries or offers for post-Company employment opportunities; however, by way of example, the Executive may answer and return phone calls or participate in contacts generated in the ordinary course of business during which unsolicited employment opportunities may be presented to him or discussed; provided that the Executive shall not indicate his availability, then-current willingness or interest in exploring or accepting any post-Company employment. Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted to make any other passive personal investment that is not in a business activity that is directly or indirectly competitive with the Company.


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               (d) Board of Directors. The Executive shall serve on the Board of
Directors of the Company without additional compensation through the earlier to occur of ten (10) days after receiving a written notice from the Company to resign from the Board (which the Executive agrees to do immediately), or the expiration of the Executive's current term as a Director of the Company.

          4. Compensation and Related Matters.

               (a) Salary. During the Employment Period, the Company shall pay the Executive a salary of not less than $280,000 per year. All salary is to be paid consistent with the standard payroll practices of the Company (e.g., timing of payments and standard employee deductions, such as income tax withholdings, social security, etc.). The Executive's performance and salary shall be subject to review at the end of each fiscal year and increase consistent with the standard practices of the Company.

               (b) Business Expenses. The Company shall reimburse the Executive in connection with the conduct of the Company's business upon presentation of sufficient evidence of such expenditures consistent with the Company's policies as in place from time to time. Such benefits are all subject to change in the Company's sole and absolute discretion. Currently, those benefits include a Company paid participation for the Executive only in (i) an HMO (with the right to upgrade to a PPO health provider at the Executive's expense in accordance with the terms of our agreement with our current carrier, Blue Shield) and (ii) an HMO dental provider (with the right to upgrade to a PPO dental provider at the Executive's expense in accordance with the terms of the Company's agreement with its current medical benefits provider). In addition, the Executive will be able to participate at the Executive's own expense in any life and disability policies available for purchase, in accordance with the terms of the Company's plan with its carrier, and in the Company 401K retirement plan. The cost of any medical or dental or other insurance benefits selected by the Executive in excess of the benefits provided by the Company for either the Executive or the Executive's dependents will be paid by the Executive personally from payroll deductions.

               (c) Other Benefits. The Executive shall be entitled to participate in or receive health, welfare, life insurance, long-term disability insurance, bonus plan and similar benefits as the Company provides generally from time to time to its executives. The Executive shall have the right to participate at the Company's expense in industry related trade groups, conventions, etc. in furtherance of enhancing the Executive's visibility in and knowledge of the timeshare and resort industry. Except as otherwise set forth in this Section 4 and except with respect to the Company's obligations under its Option Agreements with the Executive, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits for the benefit of the Executive.

               (d) Bonus Compensation.

                    (i) The Executive will be eligible to receive annual bonus compensation of up to 100% of his annual base salary paid during each fiscal year. The Compensation Committee of the Board shall determine the Executive's annual bonus



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compensation, based primarily on two criteria. The first will be the nature of the Executive's performance in excess of the high level of reasonably achievable performance which the Company requires of all of its employees, including the quality and level of the Executive's performance; the value which the Executive has contributed to or created for the Company; and the Executive's compliance with the terms of the Agreement. The second will be based on the overall profitability and level of increased profitability (e.g., reduced cost of funds, off-balance sheet financing, and other similar issues) in each of the Company's activities in which the Executive has either bottom-line responsibility or in which the Executive has been materially involved, as well as the overall financial performance of the Company and its publicly-traded stock.

                    (ii) Notwithstanding Section 4(d)(i) hereof, provided that the Executive complies with the terms and conditions of Section 5(e) of the Agreement and of the terms and conditions of the Agreement entitling him to receive the payments set forth in Section 6(j) hereof, the Company (i) shall pay the Executive $280,000 as calendar year 1998 bonus compensation, and (ii) shall pay the Executive as calendar year 1999 bonus compensation an amount equal to
(A) $280,000 multiplied by the number of full months in 1999 that the Executive is employed by the Company divided by twelve (12), plus, (B) with respect to any remaining partial month in 1999 that the Executive is employed by the Company, $5,400 times the number of full or partial weeks in such remaining partial month in 1999 that the Executive is employed by the Company. Should the Executive be entitled to receive, and the Company satisfies its obligation to pay, the amounts set forth in Section 6(j) hereof, the Company shall have no obligation to consider the Executive for, or to pay, any additional bonus compensation to the Executive for the 1998 and 1999 calendar years under Section 4(d)(i) hereof or otherwise. Provided that the Executive complies with the provisions of this Agreement, the Company will have the obligation to pay the Executive any required bonus payments on or before the earlier to occur of (a) March 15 of the fiscal year following the year in which the Executive earned such bonus or (b) ten days after the Executive's last day of employment at the Company.

               (e) Fringe Benefits. The Executive will be entitled to fringe benefits as may be determined or granted from time-to-time by the Board.

               (f) Vacation. The Executive shall be entitled to four vacation weeks (20 days) in each calendar year on pro-rated basis. The Executive will be entitled to all Company holidays. On the Executive's last day of employment with the Company, the Company will pay the Executive $1,217 per day for all accrued and, up to that point, unused vacation time with the Company. The Executive may use accrued vacation days through his last day of employment with the Company, provided that such does not unreasonably interfere with the Executive's duties and responsibilities.

               (g) Performance Reviews. At the end of each fiscal year, the Company (through the Compensation Committee of the Board) will review the Executive's job performance and implement any Company determined revisions to the Executive's base salary, the Executive's merit bonus, the Executive's incentive compensation package (including the Executive's option grants), the Executive's title and/or the Executive's responsibility at the



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Company; provided, however, that neither of Executive's title, base salary, merit bonus potential, position or responsibilities at the Company shall be reduced.

          5. Termination. The Executive's employment hereunder shall be, or may be, as the case may be, terminated under the following circumstances:

               (a) Death. The Executive's employment hereunder shall terminate upon his death.

               (b) Disability. The Executive's employment hereunder shall terminate on the Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform his duties under this Agreement for more than 120 days during any 180-day period.

               (c) Cause. The Company may terminate the Executive's employment hereunder for "Cause." Cause shall mean (i) Employee's material breach of any of the terms of this Agreement, (ii) his conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States, or (iii) his gross negligence, willful misconduct or fraud in the performance of his duties hereunder.

               (d) Notice by the Company. At any time following December 1, 1998, the Company may (i) give the Executive thirty (30) days written notice of its intention to terminate the Executive's employment ("Notice of Termination") with the Company, for any reason, with or without cause, without liability except with respect to the payments provided for by Section 6 and otherwise in the Agreement, and (ii) thereafter retain the Executive as a consultant for five
(5) years pursuant to Section 5(j) of the Agreement. Except as set forth in this
Section 5(d) of the Agreement, notwithstanding the term of this Agreement having a duration through November 18, 2000 and Section 2 and Section 4 referring to extensions of this Agreement and the annual salary to be paid to the Executive during his employment with the Company, nothing in this Agreement should be construed as to confer any right of the Executive to be employed by the Company for a fixed or definite term.

               (e) Voluntary Resignation. Provided that the Executive has complied with the terms of the Agreement, at any time following the later of (i) December 1, 1998 and (ii) the Administration Executive Employment Date (which shall be not later than March 1, 1999), the Executive may voluntarily resign his position, terminate his employment with the Company and become a consultant to the Company for five (5) years pursuant to Section 5(j) of the Agreement by delivery of a written notice of resignation to the Company (the "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "Date of Resignation"), which date shall, in any event, be at least thirty (30) days from the date the Notice of Resignation is delivered to the Company. At its option, the Company may reduce such notice period to any length, upon thirty (30) days written notice to the Executive.

               (f) Notice. Any termination of the Executive's employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific



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termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated by reason of his disability, the date of the opinion of the physician referred to in Section 5(b), above, (iii) if the Executive's employment is terminated by the Company for Cause pursuant to subsection 5(c) above, or without Cause by the Company pursuant to subsection 5(d) above, the date specified in the Notice of Termination and (iv) if the Executive voluntarily resigns pursuant to subsection 5(e) above, the date of the Notice of Resignation.

               (h) Termination Obligations.

               (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period; provided that the Executive may retain as his personal property the Company computer and related equipment currently located at the Executive's home as well as the Star Tac mobile telephone provided to the Executive by the Company (the Executive's account will be switched over to a non-Company account at the end of the Employment Period). "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

               (ii) Upon termination of the Employment Period, the Executive shall be deemed to have resigned from all offices and directorships then held with any of the Company's affiliates.

               (iii) The representations and warranties contained herein and the Executive's obligations under Sections 5(h), 7, 8, 9 and 15 through 18 shall survive termination of the Employment Period and the expiration of this Agreement.

               (i) Release. In exchange for the Company entering into the Agreement, the Executive agrees that, at the time of his resignation or termination from the Company, he will execute a release acceptable to the Company of all liability of the Company and its officers, shareholders, employees and directors to the Executive in connection with or arising out of his employment with the Company, except with respect to any then-vested rights under the Company's Option Plan and except with respect to any Severance Payments or consulting or other benefit payments which may be payable to him under the terms of the Agreement. Nothing herein shall modify Employee's mediation and other rights under this Agreement.



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               (j) Executive Consultancy. Following any termination of the
Executive's employment with the Company pursuant to Section 5(d) or (e) hereof or following any termination by the Executive for "Good Cause" pursuant to
Section 6(e) hereof (which termination date shall be referred to as the "Consulting Commencement Date"):

                    (i) the Executive irrevocably agrees to act as a consultant to the Company for a period of sixty (60) months thereafter (the "Consulting Period"), and the Company irrevocably agrees to retain the Executive as a consultant on the terms and conditions set forth herein; and

                    (ii) in the event the Executive continues to serve on the Board of Directors of the Company following any such termination of employment, the Executive shall be entitled to receive non-employee directors fees and expense reimbursements, to the extent provided to other non-employee directors; provided the Executive shall not be entitled to receive any additional stock option grants as a result of being a non-employee director.

          6. Compensation Upon Termination.

               (a) Death. If the Executive's employment shall be terminated pursuant to Section 5(a), the Company shall pay the Executive monthly his base salary payable pursuant to Section 4(a) and one-twelfth of any bonus payable pursuant to Section 4(d) at the most recent annual amount received, or entitled to be received, by the Executive (the "Severance Payment") for a period of two years following the Date of Termination. At the Executive's own expense, the Executive's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (b) Disability. If the Executive's employment shall be terminated by reason of disability pursuant to Section 5(b), the Executive shall receive the Severance Payment for the lesser of two years or the duration of such disability; provided that payments so made to the Executive during the disability shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under any disability benefit plan of the Company. At the Executive's own expense, the Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (c) Cause. If the Executive's employment shall be terminated for Cause pursuant to Section 5(c) hereof, the Company shall pay the Executive his salary, but no bonus, through the Date of Termination, and the Company shall have no obligation to make any of the other payments set forth in Sections 4, 5 or 6 of the Agreement. At the Executive's own expense, the Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (d) Other Terminations by the Company. If the Company shall terminate the Executive's employment without cause pursuant to Section 5(d) hereof, the Company shall pay the Executive (i) his salary and any bonus then payable through the Date of Termination pursuant to Section 4(d)(ii) of the Agreement, and (ii) the consulting payments set forth in Section 6(j) of



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the Agreement. The Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

               (e) Voluntary Resignation. If the Executive terminates his employment with the Company for "Good Cause", the Company shall pay the Executive (i) his salary and any bonus then payable through the Date of Termination pursuant to Section 4(d)(ii) of the Agreement, and (ii) the consulting payments set forth in Section 6(j) of the Agreement. If the Executive terminates his employment with the Company without "Good Cause" at a time which is not permitted under Section 5(e) hereof, the Company shall pay the Executive his salary, but no bonus, through the Date of Termination, and the Company shall have no obligation to make any of the other payments set forth in Sections 4, 5 or 6 of the Agreement. In any event, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights under any applicable law.

               For purposes of this Agreement, "Good Cause" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are substantially corrected within 30 days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

               (i) Any material alteration, reduction or diminution in the duties, responsibilities or compensation of the Executive or required relocation of the Executive from the Company's San Francisco Bay area office;

               (ii) a material breach by the Company of any provision of this
                    Agreement; and

               (iii) the occurrence of a "Change in Control."

               As used in this Agreement, "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of the Company, (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, other than any of Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger or their affiliates (the "Principals"), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the total outstanding voting stock of the Company on a fully diluted basis or (iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, other than the Principals, becomes the beneficial owner (as defined above), directly or indirectly, of more than 50% of the total voting power of the total outstanding voting stock of the Company.

               The Executive understands that any voluntary resignation by him as a result of any personal or family reasons not otherwise set forth in this
Section 6(e) shall not constitute "Good Cause."



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               (f) The Company will be entitled to offset and reduce each month the amount of the monthly Severance Payment otherwise payable to the Executive hereunder by seventy-five percent (75%) of the amount of the Executive's prior month's earnings (if any) from post-Company employment (including both salary, bonus and other cash or cash equivalent compensation) at a subsequent employer or in connection with any consulting practice or other self-employment or venture founded by the Executive.

               (g) The Executive's rights, if any, to retain and/or exercise any and all options to purchase capital stock of the Company granted to the Executive under the Option Agreements, dated as of September 10, 1996 and September 27, 1996, each as amended as of July 27, 1998 (the "Option Agreements"), upon or following termination of this Agreement are as set forth in the amended Option Agreements.

               (h) Any Severance Payment made pursuant to Section 6(a) or
Section 6(b) shall be payable in equal monthly installments over the required duration set forth in Section 6(a) or 6(b).

               (i) The continuing obligation of the Company to make any Severance Payment or other payment to the Executive is expressly conditioned upon the Executive complying and continuing to comply with his obligations and covenants under Sections 7 and 8 of this Agreement following termination of employment with the Company.

               (j) Executive Consultancy. Provided that (i) the Executive has complied with the terms of the Agreement, and (ii) the early termination of the Agreement occurred as a result of one of the circumstances expressly described in Section 5(j) hereof, the Company shall make the following payments to the Executive. Such payments shall be in lieu of and shall satisfy any and all obligations of the Company to pay the Executive any other Severance Payments under Section 6 of this Agreement:

                    (i) Initial Consulting Period. On the first day of each of the first five (5) months of the Consulting Period (the "Initial Consulting Period"), the Company will pay the Executive a monthly consulting fee of $25,000. Provided that the Executive has not yet commenced post-Company full time employment during such five (5) month period, the Executive will make himself available for up to ten (10) hours each month of consultation with the Company for no additional consideration. In the event the Executive has commenced post-Company full time employment during such five month period, the Executive will make himself available for up to five (5) hours each month of consultation with the Company for no additional consideration. In the event the Company requires additional consulting time from the Executive during the Initial Consulting Period, the Executive will make himself available for an additional reasonable amount of time, given his other professional and personal commitments, for an additional charge to the Company of $250 per hour.

                    (ii) Extended Consulting Period. As compensation for further consulting services to be provided by the Executive during the last fifty five
(55) months of the Consulting Period (the "Extended Consulting Period"), the Company will pay the Executive a prepaid, lump sum consulting fee equal to $108,000 (the "Lump Sum Consulting Fee"). The



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Company agrees to pay the Lump Sum Consulting Fee on or before ten (10) days following the end of the Initial Consulting Period. During the Extended Consulting Period, the Executive agrees to make himself available for consultation with the Company for up to five (5) hours per month at an hourly rate of $500 for each hour spent on the Company's activities.

                    (iii) Subject to the Executive's substantial compliance with the terms of this Agreement, the Company shall pay to the Executive the consulting fees set forth above, without reduction or offset, regardless of other post-Company employment income the Executive earns as an employee, consultant or principal.

                    (iv) During the Consulting Period, the Company will allow the Executive to reasonably juggle his personal matters and/or his other work or employment with Company-requested consulting work.

                    (v) During the Consulting Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in connection with his consulting for the Company.

                    (vi) During the Initial Consulting Period, the Company will make available to the Executive under COBRA the medical benefits currently received by him as a result of being an employee of the Company. The Company shall reimburse to the Executive the cost to him of such COBRA benefits up to the amount per month that the Executive would have received in medical benefits allowance had he been an employee of the Company. The Executive will be responsible for any excess COBRA costs.

          7. Confidentiality and Non-Solicitation Covenants.

               (a) Confidentiality. In addition to the agreements set forth in
Section 5(h)(i), the Executive hereby agrees that the Executive will not, during the Employment Period or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term "Confidential Information" means: information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to owner or customer lists of the Company and its affiliates.



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

               (b) Non-Solicitation. The Executive hereby agrees that during the Employment Period and at all times thereafter, regardless of the reason or circumstances of termination of employment with the Company, the Executive will not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, (i) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during the Employment Period has been or is a customer of or in the habit of dealing with the Company in its business, (ii) endeavor directly or indirectly to canvas or solicit in competition with Company or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during the Employment Period has been or is a supplier of goods or services to Company or (iii) directly or indirectly solicit or attempt to solicit away from Company any of its officers or employees or offer employment to any person (except for Dewey W. Chambers, to whom the prohibitions set forth in this subsection (iii) do not apply) who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer or employee of Company.

          8. Covenant Not to Compete.

               (a) The Executive agrees that during the Employment Period he will devote substantially full-time to the business of the Company, will not engage in any competitive businesses and will not serve as an officer of any other public company, except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion). Subject to such full-time requirement and the restrictions set forth below in this Section 8 and Section 3(c) above, the Executive agrees that he shall not (i) invest in, manage, consult or participate in any way in any other timeshare business (in either an active or passive manner), (ii) participate in or advise any business wherein timeshare is a relevant business segment or (iii) act for or on behalf of any business that intends to enter or participate in the timeshare business, in each case unless the independent members of the Company's Board determine that such action is in the best interest of the Company. Notwithstanding the foregoing, the Executive may purchase stock as a stockholder in any publicly traded company, including any company which is involved in the timeshare business; provided that the Executive does not own (together or separately or through his affiliates) more than 5% of any company (other than the Company) in the timeshare business. In addition, the Executive shall not invest (directly or indirectly) in any timeshare property in the hospitality business (including any condominium project) or any property where the business plan therefor includes an intention to convert the property to timeshare, unless the independent members of the Company's Board of Directors determine that such an investment is in the best interest of the Company. In the event that there is no Consulting Period due to a breach of the Agreement by the Executive, the provisions of this
Section 8(a) shall survive until the later of two years following the Date of Termination, regardless of whether the termination is for "Good Cause" or otherwise. In the event that there is a Consulting Period, the provisions of this Section 8(a) shall terminate as of the Date of Termination.

               (b) The Executive agrees that during any Consulting Period he will not (i) manage, consult, invest in or participate in any way in any other public timeshare or vacation



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

ownership business (in either an active or passive manner), (ii) participate in, advise or invest in any public company wherein timeshare or vacation ownership is a relevant business segment, (iii) act for or on behalf of or invest in any business that intends to enter or participate in the timeshare business as a public company, provided that the Executive may purchase stock as a stockholder in any publicly traded company, including any company which is involved in the timeshare business so long as the Executive does not own (together or separately or through his affiliates) more than 5% of any company (other than the Company) in the timeshare business. The provisions of this Section 8(b) shall survive until the expiration of any Consulting Period, regardless of whether the Executive's termination is for "Good Cause" or otherwise.

          9. Injunctive Relief and Enforcement. In the event of breach by the Executive of the terms of Sections 5(h)(i), 7 or 8, and only following mediation or attempted mediation as set forth in Section 16 below (unless the Company is suffering irreparable injury, in which case Section 16 will not prevent the Company from seeking injunctive relief against the Executive in any court or forum), the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 5(h)(i), 7 or 8 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of Sections 5(h)(i), 7 or 8 may be inadequate. In addition, in the event the agreements set forth in Sections 5(h)(i), 7 or 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.


          10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

            If to the Executive:        Michael A. Depatie
                                        245 Lindenbrook Road
                                        Woodside, California   94062

            If to the Company:          Signature Resorts, Inc.
                                        5933 W. Century Boulevard, Suite 210
                                        Los Angeles, California 90045
                                        Attention: Steven C. Kenninger



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

            With a copy to:             Signature Resorts, Inc.
                                        1875 South Grant Street, Suite 650
                                        San Mateo, California 94402
                                        Attention: Andrew D. Hutton

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          11. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Sections 5(h), 7 or 8 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

          12. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

          13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          15. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of Maryland), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          16. Mediation. Subject to any irreparable injury being suffered by the Company giving rise to the right of the Company to seek injunctive relief against the Executive pursuant to Section 9 hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding mediation in Los Angeles, California, before a mediator and on terms and conditions mutually acceptable to the parties; provided, however, that if the parties cannot agree on the terms and conditions of such mediation, such terms and conditions shall be established by the mediator. Any award issued as a result of such mediation shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses relating to such mediation (with the exception of the Executive's attorneys' fees, if any) or any action to enforce a mediation award shall be paid by the Company.

          17. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND
(II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM OR THROUGH ANY SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

          18. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

          19. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board of Directors of the Company.

          20. The Executive's Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of this 27th day of July 1998.

                                            SUNTERRA CORPORATION


                                            By /s/ STEVEN C. KENNINGER
                                            ------------------------------------
                                            Name:  Steven C. Kenninger
                                            Title:    President


                                            EXECUTIVE

                                            /s/ MICHAEL A. DEPATIE
                                            ------------------------------------
                                            Michael A. Depatie



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